Exhibit 99.1
COVANTA HOLDING CORPORATION REPORTS
2008 FOURTH QUARTER AND FULL-YEAR RESULTS;
ESTABLISHES 2009 GUIDANCE
FAIRFIELD, NJ, February 26, 2009 – Covanta Holding Corporation (NYSE:CVA) (“Covanta” or the “Company”) reported financial results today for the three and twelve months ended December 31, 2008. Diluted earnings per share was $0.19 in the fourth quarter of 2008 and $0.90 for the full year. Each of those numbers was substantially impacted by adjustments for various non-operating events detailed in Exhibit 7 attached hereto. Excluding those non-operating events, 2008 diluted earnings per share were $0.22 for the fourth quarter and $0.95 for the full year as compared to $0.25 and $0.81 on a comparable basis in 2007. Cash Flow Provided by Operating Activities (“Operating Cash Flow”) was $403 million for the year compared to $364 million the prior year.
Fourth Quarter Results
For the three months ended December 31, 2008, consolidated operating revenues grew 5% to $414 million, up from $395 million in the prior year comparative period. The increase was driven by higher energy sales primarily at our biomass facilities, revenue from domestic acquisitions and increased electricity sales at two facilities located in India.
Operating Cash Flow was $135 million in the fourth quarter, compared to $119 million in 2007. Operating Cash Flow is generally affected by the same factors that impact Adjusted EBITDA, except that the negative impacts at our Indian facilities did not materially affect cash. Furthermore, our lower interest expense and improvements in our working capital contributed to the increase in Operating Cash Flow.
Adjusted EBITDA was $138 million, compared to $153 million for 2007. This $15 million decline was driven primarily by two items: incremental expenditures of $7 million during the quarter to pursue various growth initiatives and a $6 million decrease in revenues attributed to declining recycled metals prices and lower tip fees, with those revenue declines largely flowing through to Adjusted EBITDA. In addition, the benefits relating to our Stanislaus client’s decision to repay project debt ahead of schedule and the final insurance recoveries at our SEMASS facility were more than offset by the negative impact of timing issues related to fuel oil price fluctuations at our two facilities in India and adverse foreign exchange rates.
Net income was $30 million for the quarter compared to $72 million in the prior year comparative period. The majority of the decline relates to a higher tax rate in 2008 compared to the tax benefit in the comparative quarter in 2007, both relating to Grantor Trust activity and NOL valuation allowance, as detailed on the attached Exhibit 7. The remaining reduction

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in net income for 2008 from 2007 is due to the same events that negatively affected Adjusted EBITDA, partially offset by lower interest expense.
Full-Year 2008 Results
For the twelve months ended December 31, 2008, consolidated operating revenues rose 16% to $1.66 billion, up from $1.43 billion in 2007. The Company’s domestic segment operating revenues grew by 10% to $1.37 billion for the year, driven primarily by higher waste and energy revenues at our existing energy from waste facilities, and revenue from domestic acquisitions. International revenues grew by 58% to $280 million, primarily due to increased electricity sales at the two facilities in India.
Net income grew 7% to $139 million, up from $131 million in 2007. Operating Cash Flow was $403 million for the year compared to $364 million the prior year. Adjusted EBITDA was $574 million compared to $549 million the prior year.
The Company used almost all of its Operating Cash Flow to invest in the business and to retire $195 million in debt. Capital expenditures were $88 million, as detailed on Exhibit 6 attached hereto. The Company invested $73 million in acquisitions and $19 million in equity interests.
Anthony Orlando, President and Chief Executive Officer of Covanta, stated that “In this difficult economic climate, we are fortunate that the vast majority of our revenues are derived from contracts to provide essential services. During 2008, waste processed at our Energy-from-Waste facilities hit record levels. This in turn enabled us to finish the year with operating cash flow and Adjusted EBITDA within the guidance ranges that we set at the beginning of that year. In light of the economic turmoil, I’m pleased with our performance.”
“Looking ahead, the slow economy will put downward pressure on our key financial metrics, but we are in an excellent position to manage these difficult times. Our balance sheet is solid, we continue to generate substantial free cash flow and we are actively pursuing a good pipeline of growth opportunities. From a legislative perspective, the stimulus bill that became law last week extended production tax credits for renewable energy, including new Energy-from-Waste projects. Hopefully this momentum will carry over to a renewable energy bill that could spur tremendous growth for our industry,” added Mr. Orlando.
2009 Guidance
The Company is establishing guidance for 2009 for the following key metrics:
-	Operating Cash Flow in the range of $325 million to $375 million;

-	Adjusted EBITDA of $500 million to $540 million; and

-	Diluted earnings per share of $0.75 to $0.90.
Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Friday, February 27, 2009 to discuss its results for the three and twelve months ended December 31, 2008. Prepared remarks will be followed by a question-and-answer session. To participate, please dial 888-396-2298 approximately 10 minutes prior to the scheduled start of the call and when prompted, enter the passcode 44443438. If you are calling from outside of the United States, please dial 617-847-8708 and use the same passcode. The conference call will also be web

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cast live on the Investor Relations section of the Covanta website at www.covantaholding.com.
A replay of the conference call will be available from 11:30 am (Eastern) on Friday, February 27, 2009 through midnight (Eastern) on Friday, March 6, 2009. To access the replay, please dial 888-286-8010 or, from outside of the United States, please dial 617-801-6888 and use the replay passcode: 67460754. The webcast will also be archived on www.covantaholding.com and available for MP3 download.
Additional Information
The Company’s annual report on Form 10-K will be filed with the Securities and Exchange Commission on March 2, 2009. Printed copies of this document are available free of charge. Requests can be submitted at investors.covantaholding.com or by calling 1-800- 882-4122, Ext. 7001.
About Covanta
Covanta Holding Corporation (NYSE:CVA), is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 38 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 16 million tons of waste into more than 8 million megawatt hours of clean renewable electricity and create 10 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaholding.com.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Statements that are not historical fact are forward-looking statements.  Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.  Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance.  Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, those factors, risks

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and uncertainties that are described in periodic securities filings by Covanta with the SEC.  Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements.  Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.
Contacts:
Marisa F. Jacobs, Esq.
Vice President, Investor Relations and Corporate Communications
1-973-882-4196
Vera Carley
Director, Media Relations and Corporate Communications
1-973-882-2439
Attachments

Covanta Holding Corporation	Exhibit 1
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
	(In thousands, except per share amounts)
Operating revenues
Waste and service revenues	$235,911	$235,357	$934,527	$864,396
Electricity and steam sales	159,898	134,712	660,616	498,877
Other operating revenues	18,011	25,319	69,110	69,814

Total operating revenues	413,820	395,388	1,664,253	1,433,087

Operating expenses

Plant operating expenses (A)	256,089	212,118	999,674	801,560
Depreciation and amortization expense	47,344	49,951	199,488	196,970
Net interest expense on project debt	12,452	13,587	53,734	54,579
General and administrative expenses	26,445	22,025	97,016	82,729
Insurance recoveries, net of write-down of assets (A)	(8,325)	(4,925)	(8,325)	—
Other operating expenses	19,227	23,141	66,701	60,639

Total operating expenses	353,232	315,897	1,408,288	1,196,477

Operating income	60,588	79,491	255,965	236,610

Other income (expense)
Investment income	1,505	1,612	5,717	10,578
Interest expense	(10,928)	(15,108)	(46,804)	(67,104)
Loss on extinguishment of debt (B)	—	—	—	(32,071)

Total other expenses	(9,423)	(13,496)	(41,087)	(88,597)

Income before income tax expense, minority interests and equity in net income from unconsolidated investments	51,165	65,995	214,878	148,013
Income tax expense	(26,744)	3,374	(92,227)	(31,040)
Minority interests	299	(3,112)	(6,961)	(8,656)
Equity in net income from unconsolidated investments	5,228	6,043	23,583	22,196

Net Income	$29,948	$72,300	$139,273	$130,513

Earnings Per Share:
Basic	$0.20	$0.47	$0.91	$0.85

Weighted Average Shares	153,417	153,096	153,345	152,653

Diluted	$0.19	$0.47	$0.90	$0.85

Weighted Average Shares	154,673	154,444	154,732	153,997

(A)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $17.3 million, pre-tax, during the year ended December 31, 2007, which represented the net book value of the damaged assets. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses.

During the year ended December 31, 2007, Covanta recorded insurance recoveries and received cash proceeds of $2.7 million related to clean-up costs. During the years ended 2007 and 2008, Covanta recorded insurance recoveries of $2.0 million and $5.2 million, respectively, related to business interruption losses, for which cash proceeds of $7.2 million were received during the year ended December 31, 2008. During the years ended 2007 and 2008, Covanta recorded insurance recoveries of $17.3 million and $8.3 million, respectively, related to repair and reconstruction costs, for which cash proceeds of $9.4 million and $16.2 million were received during the years ended December 31, 2007 and 2008, respectively.

(B)	During the first quarter of 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization, Covanta recognized a loss on extinguishment of debt of approximately $32.1 million, pre-tax.

Exhibit 2
Covanta Holding Corporation
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2008	2007	2006
	(Unaudited, in thousands)
OPERATING ACTIVITIES:
Net income	$139,273	$130,513	$105,789
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	199,488	196,970	193,217
Revenue contract levelization	(586)	(555)	3,419
Amortization of long-term debt deferred financing costs	3,684	3,841	3,858
Amortization of debt premium and discount	(10,707)	(14,857)	(22,506)
Loss on extinguishment of debt	—	32,071	6,795
Provision for doubtful accounts	1,839	1,184	2,251
Stock-based compensation expense	14,750	13,448	6,887
Equity in net income from unconsolidated investments	(23,583)	(22,196)	(28,636)
Dividends from unconsolidated investments	19,459	24,250	19,375
Minority interests	6,961	8,656	6,610
Deferred income taxes	70,826	5,869	20,908
Other, net	3,809	(1,801)	6,872
Change in restricted funds held in trust	29,481	5,493	7,790
Change in operating assets and liabilities, net of effects of acquisitions:
Receivables	4,138	(36,084)	(8,577)
Unbilled service receivables	14,020	19,403	17,294
Accounts payable and accrued expenses	(38,450)	22,880	2,351
Unpaid losses and loss adjustment expenses	(3,235)	(4,984)	(8,848)
Other, net	(28,560)	(20,510)	(15,860)

Net cash provided by operating activities	402,607	363,591	318,989

INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired	(73,393)	(110,465)	—
Proceeds from the sale of investment securities	20,295	15,057	10,615
Purchase of investment securities	(18,577)	(622)	(774)
Acquisition of non-controlling interest in subsidiary	—	—	(27,500)
Purchase of equity interest	(18,503)	(11,199)	—
Purchase of property, plant and equipment	(87,920)	(85,748)	(54,267)
Property insurance proceeds	16,215	9,441	—
Acquisition of land use rights	(16,727)	—	—
Loans issued to client community to fund certain facility improvements	(8,233)	—	—
Other, net	(2,465)	3,626	5,022

Net cash used in investing activities	(189,308)	(179,910)	(66,904)

FINANCING ACTIVITIES:
Proceeds from the issuance of common stock, net	—	135,757	—
Proceeds from rights offerings, net	—	—	20,498
Proceeds from the exercise of options for common stock, net	262	812	1,126
Proceeds from borrowings on long-term debt	—	949,907	97,619
Financings of insurance premiums, net	1,381	7,927	—
Proceeds from borrowings on project debt	8,278	3,506	6,868
Proceeds from borrowings on revolving credit facility	—	30,000	—
Principal payments on long-term debt	(6,877)	(1,181,130)	(140,638)
Principal payments on project debt	(187,800)	(164,167)	(151,095)
Payments of borrowings on revolving credit facility	—	(30,000)	—
Payments of long-term debt deferred financing costs	—	(18,324)	(2,129)
Payments of tender premiums on debt extinguishment	—	(33,016)	(1,952)
Increase in holding company restricted funds	—	6,660	—
Decrease in restricted funds held in trust	21,575	31,432	31,583
Distributions to minority partners	(7,061)	(7,699)	(9,263)
Other, net	—	—	(37)

Net cash used in financing activities	(170,242)	(268,335)	(147,420)

Effect of exchange rate changes on cash and cash equivalents	(70)	618	221

Net increase (decrease) in cash and cash equivalents	42,987	(84,036)	104,886
Cash and cash equivalents at beginning of period	149,406	233,442	128,556

Cash and cash equivalents at end of period	$192,393	$149,406	$233,442

Cash Paid for Interest and Income Taxes:
Interest	$114,207	$146,677	$205,807
Income taxes	$22,979	$24,122	$17,398

Exhibit 3
Covanta Holding Corporation
Consolidated Balance Sheets

	As of December 31,
	2008	2007
	(Unaudited, in thousands, except per share amounts)
ASSETS
Current:
Cash and cash equivalents	$192,393	$149,406
Marketable securities available for sale	300	2,495
Restricted funds held in trust	175,093	187,951
Receivables (less allowances of $3,437 and $4,353)	243,791	252,114
Unbilled service receivables	49,468	59,232
Deferred income taxes	—	29,873
Prepaid expenses and other current assets	123,214	113,927

Total Current Assets	784,259	794,998
Property, plant and equipment, net	2,530,035	2,620,507
Investments in fixed maturities at market (cost: $26,620 and $26,338, respectively)	26,737	26,260
Restricted funds held in trust	149,818	191,913
Unbilled service receivables	44,298	56,685
Waste, service and energy contracts, net	223,397	268,353
Other intangible assets, net	83,331	88,954
Goodwill	195,617	127,027
Investments in investees and joint ventures	102,953	81,248
Other assets	139,544	112,554

Total Assets	$4,279,989	$4,368,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Current portion of long-term debt	$6,922	$6,898
Current portion of project debt	198,034	195,625
Accounts payable	24,470	29,916
Deferred revenue	15,202	25,114
Accrued expenses and other current liabilities	215,046	234,000

Total Current Liabilities	459,674	491,553
Long-term debt	1,005,965	1,012,534
Project debt	880,336	1,084,650
Deferred income taxes	466,468	440,723
Waste and service contracts	114,532	130,464
Other liabilities	165,881	141,740

Total Liabilities	3,092,856	3,301,664

Commitments and Contingencies
Minority Interests	35,014	40,773

Stockholders’ Equity:
Preferred stock ($0.10 par value; authorized 10,000 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 250,000 shares; issued 154,797 and 154,281 shares; outstanding 154,280 and 153,922 shares)	15,480	15,428
Additional paid-in capital	776,544	765,287
Accumulated other comprehensive (loss) income	(8,205)	16,304
Accumulated earnings	368,352	229,079
Treasury stock, at par	(52)	(36)

Total Stockholders’ Equity	1,152,119	1,026,062

Total Liabilities and Stockholders’ Equity	$4,279,989	$4,368,499

Covanta Holding Corporation	Exhibit 4
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		Full Year
	2008	2007	2008	2007	Estimated 2009
	(Unaudited, in thousands)
Net Income	$29,948	$72,300	$139,273	$130,513	$117,000 - $141,000

Depreciation and amortization expense	47,344	49,951	199,488	196,970	188,000 - 194,000

Debt service:
Net interest expense on project debt	12,452	13,587	53,734	54,579
Interest expense	10,928	15,108	46,804	67,104
Investment income	(1,505)	(1,612)	(5,717)	(10,578)

Subtotal debt service	21,875	27,083	94,821	111,105	84,000 - 79,000

Income tax expense	26,744	(3,374)	92,227	31,040	76,000-80,000

Other adjustments: (A)
Change in unbilled service receivables	7,319	4,125	14,020	19,403
Non-cash compensation expense	3,364	3,322	14,750	13,448
Other	1,773	1,218	12,249	5,975

Subtotal other adjustments	12,456	8,665	41,019	38,826	29,000 - 38,000

Insurance recoveries, net of write-down of assets (B)	—	(4,925)	—	—

Loss on extinguishment of debt (C)	—	—	—	32,071

Minority interests	(299)	3,112	6,961	8,656	6,000-8,000

Total adjustments	108,120	80,512	434,516	418,668

Adjusted EBITDA (D)	$138,068	$152,812	$573,789	$549,181	$500,000 - $540,000

(A)	These items represent amounts that are non-cash in nature.

(B)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $17.3 million, pre-tax, during the year ended December 31, 2007, which represented the net book value of the damaged assets. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses.

During the year ended December 31, 2007, Covanta recorded insurance recoveries and received cash proceeds of $2.7 million related to clean-up costs. During the years ended 2007 and 2008, Covanta recorded insurance recoveries of $2.0 million and $5.2 million, respectively, related to business interruption losses, for which cash proceeds of $7.2 million were received during the year ended December 31, 2008. During the years ended 2007 and 2008, Covanta recorded insurance recoveries of $17.3 million and $8.3 million, respectively, related to repair and reconstruction costs, for which cash proceeds of $9.4 million and $16.2 million were received during the years ended December 31, 2007 and 2008, respectively.

(C)	During the first quarter of 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization, Covanta recognized a loss on extinguishment of debt of approximately $32.1 million, pre-tax.

(D)	The components of Adjusted EBITDA are as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
		(Unaudited, in thousands)
Impact of SEMASS fire (1)	$8,268	$(785)	$13,380	$(3,335)

All other	129,800	153,597	560,409	552,516

Adjusted EBITDA	$138,068	$152,812	$573,789	$549,181

(1)	For 2008, this amount primarily includes insurance recoveries for repair and reconstruction costs, and business interruption losses. For 2007, this amount represents plant operating expenses related to the SEMASS fire, but excludes lost revenue during the restoration of the SEMASS energy-from-waste facility.

Covanta Holding Corporation	Exhibit 5
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		Full Year
	2008	2007	2008	2007	Estimated 2009
	(Unaudited, in thousands)
Cash flow provided by operating activities	$135,109	$119,267	$402,607	$363,591	$325,000 - $375,000

Debt service	21,875	27,083	94,821	111,105	84,000 - 79,000

Amortization of debt premium and deferred financing costs	1,518	3,027	7,023	11,016	7,000

Other	(20,434)	3,435	69,338	63,469	84,000 - 79,000

Adjusted EBITDA	$138,068	$152,812	$573,789	$549,181	$500,000 - $540,000

Covanta Holding Corporation	Exhibit 6
Statements of Cash Flows Selected Data

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		Full Year
	2008	2007	2008	2007	Estimated 2009
	(Unaudited, in thousands)
Cash flow provided by operating activities	$135,109	$119,267	$402,607	$363,591	$325,000 - $375,000

Uses of cash flow provided by operating activities
Purchase of property, plant and equipment (A)
Capital expenditures associated with SEMASS fire (B)	$(428)	$(2,823)	$(3,065)	$(18,144)
Capital expenditures associated with certain acquisitions (C)	(2,851)	(8,756)	(17,126)	(12,121)
Capital expenditures associated with technology development (D)	(1,610)	—	(6,742)	—
Pre-construction development projects (E)	(1,208)	—	(1,208)	—
All other capital expenditures (F)	(14,523)	(13,938)	(59,779)	(55,483)	$(60,000)

Total purchases of property, plant and equipment	$(20,620)	$(25,517)	$(87,920)	$(85,748)

Acquisition of businesses, net of cash acquired	$(53,265)	$(47,210)	$(73,393)	$(110,465)
Purchase of equity interests	$—	$(946)	$(18,503)	$(11,199)
Principal payments on long-term debt	$(1,831)	$(12,982)	$(6,877)	$(1,181,130)	$(7,000)
Principal payments on project debt	$(113,469)	$(90,774)	$(187,800)	$(164,167)	$(169,000)

(A)	Purchase of property, plant and equipment is also referred to as Capital Expenditures.

(B)	Capital Expenditures were incurred that related to the repair and replacement of assets at the SEMASS energy-from-waste facility that were damaged by a fire on March 31, 2007. The cost of repair or replacement was insured under the terms of the applicable insurance policy, subject to deductibles. Settlement of the property damage insurance claim occured in December 2008. During the years ended December 31, 2007 and 2008, Covanta received $9.4 million and $16.2 million, respectively, in insurance proceeds related to property damage, which is included as Property Insurance Proceeds in the investing activities section of Covanta’s statement of cash flows for the respective periods.

(C)	Capital Expenditures were incurred at four facilities that Covanta acquired in 2008 and 2007 primarily to improve the productivity or environmental performance of those facilities. The majority of these expenditures were incurred at the two California biomass facilities acquired in July 2007. Covanta invested approximately $8 million prior to December 31, 2007 and approximately $11.3 million during the year ended December 31, 2008 in capital improvements in these biomass facilities. In June 2008, Covanta acquired an energy-from-waste facility in Tulsa, Oklahoma This facility was shut down by the prior owner in the summer of 2007 and two of the facility’s three boilers were returned to service in November 2008, and Covanta plans to return its third boiler to service during 2009. During the year ended December 31, 2008, Covanta invested approximately $5.1 million in capital improvements to restore the operational performance of the facility.

Although, in accordance with GAAP, this spending will be recorded as a component of purchase of property, plant and equipment on Covanta’s statement of cash flows, management considers this spending as a component of the cost to acquire these businesses since these major capital improvements are required to achieve desired facility performance.

(D)	Capital Expenditures related to internal development efforts and/or agreements with multiple partners for the development, testing or licensing of new technologies related to the transformation of waste materials into renewable fuels, the generation of alternative energy methods, and nitrogen oxide (NOx) emission controls.

(E)	Covanta has entered into definitive agreements for the development of a 1,700 metric ton per day energy-from-waste project serving the City of Dublin, Ireland and surrounding communities. The permitting process is underway and construction is expected to commence in 2009. During 2008, Covanta incurred capital expenditures related to pre-construction activities, such as site preparation costs, for this project.

(F)	Capital Expenditures primarily to maintain existing facilities.

Covanta Holding Corporation	Exhibit 7
Components of Diluted Earnings Per Share

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)
Impact of SEMASS fire and insurance recoveries, net of write-down of assets and tax (A)	$0.03	$0.02	$0.05	$(0.01)

Loss on extinguishment of debt, net of tax (B)	—	—	—	(0.12)

Net tax impact from Grantor Trust activity and NOL valuation allowance changes (C)	(0.06)	0.20	(0.10)	0.17

All other	0.22	0.25	0.95	0.81

Diluted Earnings Per Share	$0.19	$0.47	$0.90	$0.85

(A)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $17.3 million, pre-tax, during the year ended December 31, 2007, which represented the net book value of the damaged assets.

During the years ended 2007 and 2008, Covanta recorded insurance recoveries of $17.3 million and $8.3 million, respectively, related to repair and reconstruction costs, for which cash proceeds of $9.4 million and $16.2 million were received during the years ended December 31, 2007 and 2008, respectively.

For 2008, this amount includes insurance recoveries for business interruption losses of $5.2 million. For 2007, this amount represents plant operating expenses related to the SEMASS fire, but excludes lost revenue during the restoration of the SEMASS energy-from-waste facility.

(B)	During the first quarter of 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization, Covanta recognized a loss on extinguishment of debt of approximately $32.1 million, pre-tax.

(C)	During the fourth quarter of 2008, Covanta recognized additional tax liabilities associated with the activity from the wind-down of the grantor trusts that arose from our predecessor insurance entities.

During 2007 Covanta reduced its valuation allowance by $35.0 million. The reduction primarily included a $31.4 million fourth quarter adjustment related to net operating losses (“NOLs”) that were due to expire in 2007. The additional reduction to the valuation allowance of $3.6 million related to previously unrecognized state NOLs and federal NOLs for an unconsolidated subsidiary.

Discussion of Non-GAAP Financial Measures
To supplement our results prepared in accordance with United States generally accepted accounting principles (“GAAP”), we use the measure of Adjusted EBITDA, which is a non-GAAP measure as defined by the Securities and Exchange Commission. The non-GAAP financial measure of Adjusted EBITDA described below, and used in the tables above, is not intended as a substitute and should not be considered in isolation from measures of financial performance or liquidity prepared in accordance with GAAP. In addition, our non-GAAP financial measure may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.
We use a number of different financial measures, both GAAP and non-GAAP, in assessing the overall performance of our business. We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy Corporation, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The presentation of Adjusted EBITDA is intended to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business. We also use this non-GAAP financial measure as a significant criterion of performance-based components of employee compensation.
Adjusted EBITDA should not be considered as an alternative to net income or an alternative to cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP.
Adjusted EBITDA
The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis.
Under these credit facilities, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of December 31, 2008. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.
These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
•	maximum Covanta Energy leverage ratio of 4.00 to 1.00 (which declines for quarterly periods after September 30, 2009), which measures Covanta Energy’s Consolidated Adjusted Debt, (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA; and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and twelve months ended December 31, 2008 and 2007, reconciled for each such periods to net income and cash flow provided by operating activities, which are believed to be the most directly comparable measures under GAAP.